EXHIBIT 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations ph: (702) 897-7150 fax: (702) 270-5161	Mark L. Yoseloff, Ph.D., CEO Coreen Sawdon, CAO & Acting CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports First Quarter 2009 Results

LAS VEGAS, Nevada, Thursday, March 12, 2009 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results for the first quarter ended January 31, 2009.

Mark L. Yoseloff, Ph.D., Chief Executive Officer commented, “Shuffle Master continues to execute well in a tough market.  Despite the dramatic economic downturn over the last year, Shuffle Master’s revenue of $34.5 million was up in most subsidiaries on a local currency basis, although down in U.S. dollars.  Total lease and service revenue of $20.3 million hit yet another record which is testament to the continuing demand for our products and the acceptance of our lease-oriented strategy.  Historically, Q1 is our softest quarter due to a combination of factors; namely, the slow down in Australia due to the month-long summer shutdown of business, three major holidays falling within our fiscal quarter, and the limited capital available to our customers for equipment purchases as they reach the end of their budget year.”  Yoseloff added, “There were a number of positive data points, both financially and operationally, in the quarter including gross margin improvement, double-digit operating expense reduction, growing demand for our suite of e-Table products and the approval of Three Card Poker in Macau.  Finally, and of significant importance, during our first quarter we successfully concluded our almost two year search for our new CEO, with the hiring of Tim Parrott, a highly capable and seasoned gaming executive.”

First Quarter Financial Summary

◆	Revenue decreased by 9% to $34.5 million from the prior year period.
o
Revenue was impacted by the weakening Australian dollar and the Euro, which collectively comprise approximately 25% of total revenue.  When adjusted for local currencies, total revenue was down just 3%.

o	Lease and service revenue was a Company record, up 8% year-over-year and totaling $20.3 million, or 59% of revenue.
◆	Diluted earnings per share ("EPS") totaled ($0.02) as compared to ($0.05) for the prior year period. Factors that impacted EPS include:
o	Non-recurring severance charges of ($0.03) related to the departure of two senior executives.
◆	Gross margin improved year-over-year from 58% to 60%.
◆	Adjusted EBITDA¹ totaled $9.1 million, up 53% from $6.0 million in the comparable year-ago quarter.
◆	Operating expenses, adjusted for nonrecurring severance charges, decreased year-over-year by 24% to $17.0 million.
o	Selling, General and Administrative (“SG&A”) expense, adjusted for nonrecurring severance charges, decreased by $4.6 million, and as a percentage of revenue, from the prior year period.
◆
Net debt (total debt, less cash and cash equivalents) totaled $112.1 million compared to $119.8 million as of October 31, 2008. The Company’s debt compliance calls for a maximum allowable leverage ratio of 4.25 times EBITDA (as defined); currently leverage stands at 2.1 times EBITDA (as defined).

“We are committed to maintaining a strong balance sheet in these uncertain economic times,” said Coreen Sawdon, CAO and Acting CFO.  “Excellent free cash flow allowed for continued debt reduction even in our softest quarter.  Looking forward, we remain focused on paying down debt and aggressively managing expenses to maintain our strong financial position and build shareholder value.”

First Quarter Operating Highlights

◆	Total lease and service revenue records in Utility and Electronic Table Systems (“ETS”).
◆	Proprietary Table Games (“PTG”) gross margin increased 5% year-over-year to 83%.
◆	Electronic Gaming Machines (“EGM”) gross margin increased 14% year-over-year to 48%.
◆	Three Card Poker® received approval in Macau and is currently installed in several notable properties.
◆	Table Master™ installed base grew 24% from the prior year period to a total of 2,035 seats.
◆	Year-over-year increases in the average lease price of all product segments excluding EGM, which are generally sold.
◆	Year-over-year increases in the average sales price of Utility products.

Comparative information for each of the Company’s four segments – Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines – is provided below.

Utility

The Utility segment continued to show excellent progress as total lease and service revenue reached a Company record of $9.2 million which was predominantly due to increased placements and increased average lease prices over the prior year period.  Revenue from the Utility segment totaled $15.8 million in the first quarter 2009, a decrease of 10% due to softer sales volume which is in line with the Company’s ongoing strategy of emphasizing leasing.  The installed base of leased shufflers was 5,442 units, up 6% from the prior year.  The increase was predominantly attributable to increased leased units of the Company’s i-Deal™, MD2® and DeckMate® shufflers. The total shuffler installed base reached a record high of 28,452 units.

Proprietary Table Games

The PTG segment includes revenue from the license and sale of the Company’s intellectual property protected titles including premium games, side bets and progressive add-ons.  During the first quarter 2009, revenue from PTG increased 6% to $9.7 million versus $9.2 million in the prior year period. The year-over-year revenue increase and a 5% gross margin increase were primarily due to an increase in royalty and lease revenue, as well as increased net revenues from the Company’s Three Card Poker World Championship tournament.  Sales revenue was down, by design, and offset by royalty, lease and service revenue of $8.5 million, up 4% year-over-year.  This increase was related to growth in the Company’s specialty table games; specifically, Ultimate Texas Hold’em® and Dragon Bonus®, as well as a 5% increase in the average monthly lease price.  Also contributing to the increase in royalty, lease and service revenue was significant growth in add-on wagers to existing tables, such as Fortune Pai Gow Poker Progressive™.  Table game bonusing add-ons were up by 207 net units from the prior year period.  Total installations of table games grew by 146 units from the prior year period.  The total installed base of table games was 5,594 units of which 71% were leased units.

Electronic Table Systems

The ETS segment includes Table Master™, Rapid Table Games® products, Vegas Star® products, Lightning Poker® and wireless gaming.  E-Tables are one of the fastest growing single product categories in gaming and the Company’s status as a market leader in North America positions it well for success in both the near and long term.  ETS lease and service revenue was a record $2.6 million, up 16% from the prior year period, as the result of a 12% increase of seats on lease, the majority of which were Table Master.  These Table Master seats were primarily leased units of the Company’s Royal Match 21™, Three Card Poker® and Ultimate Texas Hold’em® proprietary games.  Total revenue for the first quarter 2009 decreased 28% from the prior year period to $4.0 million as a result of decreased sales activity and offset by increased lease activity, which is in line with the Company’s ongoing strategic initiative.  Because e-Tables have a very high sales price, the quarterly impact on revenue is significant when a unit is sold as compared to leased.  The total installed base of 7,315 seats reflects an increase of 13% from the prior year period.

Electronic Gaming Machines

The EGM segment represents the slot machine business which exclusively caters to the Australasian market.  For the first quarter 2009, EGM revenue was $5.1 million, down 10% year-over-year; however, adjusted for the weakened Australian dollar, revenue was up 23% in local currency.  The increase in sales revenue, on a local currency basis, compared to the same prior year period is primarily attributable to a 21% increase in the number of seats sold due to the success of the Company’s popular titles.  The disparity between EGM revenue from the prior sequential quarter as compared to revenue for the first quarter has always related to the seasonality of the Company’s business and the extended holiday season in Australia.  As a result of the Company’s effort to reduce manufacturing costs across all product lines, EGM gross margin improved 14% year-over-year to 48%.  The total installed base of EGM seats is 21,653, a year-over-year increase of 2,384 seats.

Operating Expenses

As a result of the Company’s ongoing emphasis on cost reduction, operating expenses for the first quarter 2009 totaled $17.0 million, down 24% year-over-year, net of nonrecurring $2.4 million severance charges for cash and share-based compensation acceleration related to the departure of two senior executives at the Company’s corporate office.  Net of the severance charges, SG&A expense decreased by approximately $4.6 million from the prior year period; approximately $2.0 million of this decrease is a result of reductions in wages, consulting fees and travel and entertainment expenses.  The Company expects to see the same level of savings in future quarters.  Legal expenses, a component of SG&A, decreased 51% over the prior year period as a result of lower legal expenses incurred on pending cases as well as the settlement of previous cases.  Professional fees decreased 71% over the prior year period.  Legal expenses and professional fees have their own level of volatility and may fluctuate period to period.  Decreases in expenses at the Company’s foreign subsidiaries due to the strengthening of the U.S. dollar, in addition to reduced advertising and promotional spending, contributed to roughly $1.0 million in cost reductions over the prior year period.

Research and Development (“R&D”) expenses totaled $3.7 million, or 11% of revenue, and decreased by 19% from the prior year period, not as a result of any slowdown in the innovation of products; rather, as a result of increased efficiencies and net decreases at the Company’s foreign subsidiaries due to the strengthening of the U.S. dollar. The prior year period also included significant costs for product development in advance of the 2007 Global Gaming Expo.

Other Income (Expense) and Gain on Early Extinguishment of Debt

Other expense includes interest expense on the senior secured credit facility, which includes the term loan and revolving credit facility, and convertible notes as well as gains or losses on foreign currency fluctuations.  Other expense for the first quarter 2009 totaled $2.5 million compared to $1.6 million in the prior year period. Interest expense of $1.9 million for the current quarter primarily relates to interest on the senior secured credit facility and convertible notes as well as amortization of debt issuance costs. Other expense for the first quarter 2009 also includes net foreign currency losses of $0.9 million, compared to net gains of $0.3 million in the comparable year-ago quarter, due to fluctuations of the U.S. dollar as compared to the Australian dollar and the Euro.

The Company also recognized a gain on the early extinguishment of debt related to the convertible notes in the first quarter of 2009.  The Company did not extinguish any portion of its convertible notes in the prior year period.

Balance Sheet, Cash Flows & Capital Deployment

Cash and cash equivalents totaled $8.4 million for the first quarter 2009 as compared to $5.4 million as of October 31, 2008.  Total debt was reduced by nearly $5.0 million from October 31, 2008 to $120.5 million.  Operating cash flow for the quarter was $8.0 million as compared to $10.2 million in the prior year period.  The decline in operating cash flow was the result of increased cash used for inventory of $3.1 million due to the backlog of orders for e-Tables as a result of the growing demand for ETS products and other working capital items.  Capital expenditures were $1.1 million compared to $4.8 million in the first quarter of 2008.  It is expected that capital expenditures may grow as the Company increases its leased asset base of more capital intensive products such as those in the ETS segment.

At the end of the first quarter 2009, the Company had approximately $78.0 million available under the revolving credit facility, a component of the senior secured credit facility, which will be used as needed for working capital, capital expenditures, general corporate purposes and the satisfaction of the remaining convertible notes.  The Company expects to satisfy the remaining outstanding convertible notes on April 15, 2009 through cash on hand and borrowings under its revolving credit facility.  The Company’s debt compliance requires that its total leverage ratio not exceed 4.25 times EBITDA (as defined); currently, the Company is at 2.1 times EBITDA (as defined).

Yoseloff concluded, “Our first quarter, always our weakest, was generally in line with our internal expectations.  Looking forward, the overall outlook for the balance of the year is by and large favorable, given the continued growth in our traditional core products, combined with the growing demand for our e-Table products.  Our steady performance, solid balance sheet and the successful execution of our stated strategic initiatives have proven that we have been able to weather the economic storm, which we expect to continue to do despite future uncertainty.  Our suite of innovative and relevant products is essential to operators - now, more than ever - and as I officially hand the reins to the new CEO Tim Parrott next week, I feel more confident in the long-term growth and sustainability of this company than I did walking through the doors of Shuffle Master nearly 15 years ago."
Further detail and analysis of the Company’s financial results for the first quarter ended January 31, 2009, will be included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today, March 12, 2009.  Further detail and analysis of the Company’s financial results for the year ended October 31, 2008, is included in its Form 10-K, which has been filed with the Securities and Exchange Commission.

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s first quarter earnings results during a conference call on March 12, 2009 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s First Quarter 2009 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through April 12, 2009, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 315765.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets and wireless gaming solutions. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the Company may be unable to repurchase its contingent convertible senior notes; its intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and the Company must adhere to various regulations and maintain its licenses to continue its operations; the transition to a new chief executive officer, and the search for and the transition to a new chief financial officer, could be disruptive to the Company’s business or simply unsuccessful; the Company’s ability to implement its ongoing six-point strategic plan successfully is subject to many factors, some of which are beyond the Company’s control; litigation may subject the Company to significant legal expenses, damages and liability; the Company’s products currently in development may not achieve commercial success; the Company competes in a single industry, and its business would suffer if its products become obsolete or demand for them decreases; any disruption in the Company’s manufacturing processes or significant increases in manufacturing costs could adversely affect its business; the Company’s gaming operations, particularly its Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines, may experience losses due to technical difficulties or fraudulent activities; the Company operates in a very competitive business environment; the Company is dependent on the success of its customers and is subject to industry fluctuations; risks that impact the Company’s customers may impact the Company; certain market risks may affect the Company’s business, results of operations and prospects; a continued downturn in general worldwide economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations; the Company’s domestic and global growth and ability to access capital markets are subject to a number of economic risks; economic, political, legal and other risks associated with the Company’s international sales and operations could adversely affect its operating results; changes in gaming regulations or laws; the Company is exposed to foreign currency risk; the Company could face considerable business and financial risk in implementing acquisitions; if the Company’s products contain defects, its reputation could be harmed and its results of operations adversely affected; the Company may be unable to adequately comply with public reporting requirements; the Company’s continued compliance with its financial covenants in its senior secured credit facility is subject to many factors, some of which are beyond the Company’s control; the restrictive covenants in the agreement governing the Company’s senior secured credit facility may limit its ability to finance future operations or capital needs or engage in other business activities that may be in its interest; the Company’s available cash and access to additional capital may be limited by its leverage; and the Company’s business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	January 31,
	2009	2008
Revenue:
Product leases and royalties	$18,356	$17,019
Product sales and service	16,110	20,834
Other	23	44
Total revenue	34,489	37,897
Costs and expenses:
Cost of leases and royalties	5,839	5,469
Cost of sales and service	8,089	10,582
Gross profit	20,561	21,846
Selling, general and administrative	15,651	18,375
Research and development	3,740	4,589
Total costs and expenses	33,319	39,015

Income (loss) from operations	1,170	(1,118)

Other income (expense):
Interest income	234	362
Interest expense	(1,872)	(2,351)
Other, net	(849)	353
Total other income (expense)	(2,487)	(1,636)
Gain on early extinguishment of debt	163	—
Loss from operations before tax	(1,154)	(2,754)
Income tax benefit	(181)	(951)
Net loss	$(973)	$(1,803)

Basic and diluted loss per share:
	$(0.02)	$(0.05)
Weighted average shares outstanding:
Basic	53,058	34,717
Diluted	53,058	34,717

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share amounts)

	January 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$8,365	$5,374
Accounts receivable, net of allowance for bad debts of $567 and $584	20,169	28,915
Investment in sales-type leases and notes receivable, net of allowance	4,309	5,655
for bad debts of $195 and $202
Inventories	24,865	22,753
Prepaid income taxes	5,952	7,459
Deferred income taxes	5,312	5,318
Other current assets	6,019	4,925
Total current assets	74,991	80,399
Investment in sales-type leases and notes receivable, net of current portion	1,426	1,961
Products leased and held for lease, net	19,880	21,054
Property and equipment, net	8,841	9,143
Intangible assets, net	62,053	66,153
Goodwill	60,077	60,929
Deferred income taxes	9,339	10,013
Other assets	11,921	12,294
Total assets	$248,528	$261,946

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,016	$10,645
Accrued liabilities	8,913	13,269
Customer deposits	2,396	2,211
Deferred revenue	4,967	4,610
Current portion of long-term debt and other current liabilities	32,844	41,925
Total current liabilities	54,136	72,660
Long-term debt, net of current portion	88,579	83,396
Other long-term liabilities	4,210	2,659
Deferred income taxes	239	373
Total liabilities	147,164	159,088
Commitments and Contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 53,644 and
53,535 shares issued and outstanding	536	535
Additional paid-in capital	85,483	83,710
Retained earnings	25,850	26,823
Accumulated other comprehensive loss	(10,505)	(8,210)
Total shareholders' equity	101,364	102,858
Total liabilities and shareholders' equity	$248,528	$261,946

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

FINANCIAL DATA
	Three Months Ended
	January 31,
	2009	2008
Cash Flow Data:

Cash provided by operating activities	$8,026	$10,152

Cash used by investing activities	$(438)	$(4,929)

Cash (used) provided by financing activities	$(4,550)	$945

Reconciliation of net loss to Adjusted EBITDA

Net loss	$(973)	$(1,803)
Other expense	2,487	1,636
Share-based compensation	2,211	1,392
Gain on early extinguishment of debt	(163)	—
Benefit for income taxes	(181)	(951)
Depreciation and amortization	5,715	5,689

Adjusted EBITDA (1)	$9,096	$5,963

1.
Adjusted EBITDA is earnings before other expense, provision for income taxes, depreciation and amortization, share-based compensation and the gain on early extinguishment of debt.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited)

PRODUCT SEGMENT - UNIT DATA
	Three Months Ended
	January 31,
	2009	2008
Shufflers installed base (end of period)
Lease units	5,442	5,157

Sold units, inception-to-date:
Beginning of period	22,762	20,396
Sold during period	328	498
Less trade-ins and exchanges	(80)	(191)
End of period	23,010	20,703
Total installed base (1)	28,452	25,860

Proprietary Table Games installed base (end of period)
Royalty units	3,985	3,988

Sold units, inception-to-date
Beginning of period	1,591	1,437
Sold during period	18	23
End of period	1,609	1,460
Total installed base (1)	5,594	5,448

Electronic Table Systems installed base (end of period)
Lease seats	1,478	1,323

Sold seats, inception-to-date
Beginning of period	5,780	5,040
Sold during period	57	114
End of period	5,837	5,154
Total installed base (1)	7,315	6,477

Electronic Gaming Machines installed base (end of period)
Lease seats	—	2

Sold seats, inception-to-date:
Beginning of period	21,321	18,993
Sold during period	332	274
End of period	21,653	19,267
Total installed base (1)	21,653	19,269

(1) Installed Base is the sum of product units/seats under lease or license agreements and inception-to-date sold units/seats. Management believes that installed units/seats are an important gauge of segment performance because it measures historical market placements of leased and sold units/seats and it provides insight into potential markets for service and next generation products. Some sold units/seats may no longer be in use by the Company's casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units/seats currently in use.